Exhibit 3.1

CERTIFICATE OF DESIGNATION OF

RIGHTS AND PREFERENCES OF

SERIES 7-A CONVERTIBLE PREFERRED STOCK

OF

FIRST PHYSICIANS CAPITAL GROUP, INC.

First Physicians Capital Group, Inc., a corporation duly incorporated and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That the name of the Company is First Physicians Capital Group, Inc., and the original Certificate of Incorporation of the Company, which has subsequently been amended, was filed with the Secretary of State of the State of Delaware on November 8, 2000.

SECOND: That the Certificate of Incorporation of the Company authorizes the issuance of 5,000,000 shares of Preferred Stock, with the Board of Directors of the Company (the “Board”) authorized to establish the rights and preferences thereof in accordance with Section 151(g) of the Delaware General Corporation Law (the “DGCL”).

THIRD: That, on December 5, 2013, the Board duly adopted resolutions setting forth the rights and preferences of the Series 7-A Convertible Preferred Stock (the “Series 7-A Preferred Stock”).

FOURTH: That the rights and preferences of the Series 7-A Convertible Preferred Stock shall be as follows:

I. DESIGNATION AND AMOUNT

This series of Preferred Stock of the Company is designated Series 7-A Convertible Preferred Stock, par value $0.01 per share. The number of authorized shares of Series 7-A Preferred Stock shall be 7,000.

II. CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, the following terms shall have the following meanings:

A. “Closing Date” means the date on which the first issuance of the Series 7-A Preferred Stock is made by the Company.

B. “Closing Price” means (i) if the Common Stock is traded on a national securities exchange, the closing price of the Common Stock on such exchange or market on a given trading day or, if no sale takes place on that day on such exchange or market, the average of the official closing bid and asked prices for the Common Stock on that trading day, or (ii) if the Common Stock is traded on the OTC Bulletin Board, the closing bid price for the Common Stock on a given trading day.

C. “Common Stock” means the common stock of the Company, par value $0.01 per share.

D. “Conversion Price” shall initially be $0.3125 per share of Series 7-A Preferred Stock, or such lower price per share so as to provide holders of the Series 7-A Preferred Stock with the same anti-dilution protection as the holders of Series 6-A Convertible Preferred Stock and/or the Series 5-A Convertible Preferred Preferred Stock in the event that the respective conversion prices of the Series 6-A Convertible Preferred Stock and/or the Series 5-A Convertible Preferred Preferred Stock are adjusted downward prior to, on or after the Closing Date. The Conversion Price shall be subject to adjustment pursuant to Section VII.E.

E. “Effectiveness Period” means the period from the date on which a Registration Statement is declared effective by the SEC until the date which is the earliest of (a) the date on which all Registrable Securities have been sold, (b) the date on which all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144 of the Securities Act or (c) two years from the date the Registration Statement is declared effective by the SEC.

F. “Original Issue Price” means $1,000 per share (as adjusted for stock splits, stock dividends, combinations and the like for the Series 7-A Preferred Stock).

G. “Permitted Black-Out Period” means the period during which (i) the Board determines that fulfillment of the Company’s obligations to prepare and file a Registration Statement, to cause such Registration Statement to be declared effective by the SEC or to keep such Registration Statement continuously effective would require the Company to make a disclosure that would be detrimental to the Company and that it is in the best interests of the Company to defer such obligations or (ii) the fulfillment of such obligations would require the Company to prepare financial statements not required to be prepared by the Company to comply with its obligations under the Securities Exchange Act of 1934, as amended, at the time the Registration Statement is proposed to be filed. A Permitted Black-Out Period will end, as applicable, upon the making of the relevant disclosure by the Company (or, if earlier, when such disclosure would no longer be necessary or detrimental) or as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act.

H. “Redemption Price” means, with respect to a share of Series 7-A Preferred Stock for which a Redemption Notice or a Company Redemption Notice has been delivered, an amount equal to: (i) 120% of the Original Issue Price if the redemption occurs during the first twelve (12) months following the Closing Date; (ii) 110% of the Original Issue Price if the redemption occurs during the second twelve (12) months following the Closing Date; (iii) 105% of the Original Issue Price if the redemption occurs during the period starting on the completion of the twenty-fourth (24) month following the Closing Date and ending on the completion of the forty-eighth (48) month following the Closing Date; and (iv) the Original Issue Price if the redemption occurs after completion of the forty-eighth (48) month following the Closing Date.

I. “Registrable Securities” means the shares of Common Stock issuable upon conversion of the Series 7-A Preferred Stock and exercise of the warrants issued simultaneously with the issuance of Series 7-A Preferred Stock (the “Warrants”).

J. “Registration Statement” means a registration statement filed by the Company which covers the Registrable Securities.

K. “SEC” means the United States Securities and Exchange Commission.

L. “Securities Act” means the Securities Act of 1933, as amended.

M. “Triggering Event” means the occurrence of any of the following events: (i) a Registration Statement is not declared effective by the SEC on or before the date which is fifteen (15) months following the Closing Date or, during the Effectiveness Period, an effective Registration Statement is not on file with the SEC for any reason (including, without limitation, the issuance of a stop order) for a period of twenty (20) consecutive trading days; provided, that a Triggering Event shall not be deemed to occur if the failure to have an effective Registration Statement on file is (x) due to factors within the control of the holders of the Series 7-A Preferred Stock (including a failure to make a demand for registration of the resale of the Series 7-A Preferred Stock) or (y) the result of a Permitted Black-Out Period; (ii) the Common Stock is not listed or eligible for quotation on one of the NASDAQ, the OTC Bulletin Board, or the NYSE/MKT, for a period of five (5) consecutive trading days; (iii) the Company’s issuance of a written notice to any holder of Series 7-A Preferred Stock, including by way of public announcement, at any time, of its inability to comply or its intention not to comply with proper requests for conversion of any Series 7-A Preferred Stock into shares of Common Stock; (iv) the Company’s failure to comply with a properly tendered Notice of Conversion within ten (10) business days after the receipt by the Company of such Notice of Conversion; or (v) the Company breaches any provision of this Certificate of Designation and such breach is not cured within a reasonable period of time following notice of such breach, except to the extent that such breach would not have a material adverse effect on any holder of Series 7-A Preferred Stock.

III. DIVIDENDS

The holders of shares of Series 7-A Preferred Stock shall be entitled to receive, out of any assets legally available therefor: when, as and if declared by the Board and pari passu with the Series 6-A Convertible Preferred Stock and the Series 5-A Convertible Preferred Stock, noncumulative dividends in an amount equal to $100 per share annually (as adjusted for stock splits, stock dividends, combinations and other similar actions for the Series 7-A Preferred Stock). If shares of Series 7-A Preferred Stock are converted or redeemed in accordance with the provisions of this Certificate of Designation following the declaration of a dividend in accordance with the provisions herein, no dividends shall be paid on such shares unless the applicable record date for such dividend has occurred prior to such conversion or redemption. No dividend may be declared and paid upon shares of Series 7-A Preferred Stock in any fiscal year of the Company unless dividends have first been paid upon or declared and set aside for payment to the holders of shares of the Company’s Series 1-A Preferred Stock and Series 2-A Preferred Stock at the rates set forth in the Certificate of Incorporation and the Certificates of Designation for the Series 2-A Preferred Stock for such fiscal year of the Company. No undeclared or unpaid dividend shall ever bear interest.

IV. LIQUIDATION PREFERENCE

A. Liquidation of the Company. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary (a “Deemed Liquidation Event”), the holders of Series 7-A Preferred Stock shall be entitled to receive, pari passu with the Series 6-A Convertible Preferred Stock and the Series 5-A Convertible Preferred Preferred Stock, after distribution of all amounts due to the holders of the Company’s Series 1-A Preferred Stock under Article 4, Section C.2(a) and C.2(b) of the Company’s Certificate of Incorporation, if any, (computed as if no shares of Series 7-A Preferred Stock were then outstanding) and distribution of all amounts due to the holders of the Company’s Series 2-A Preferred Stock under Section 4(a) and 4(b) of the Certificate of Designation for each such Series (computed as if no shares of Series 7-A Preferred Stock were then outstanding), and prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of capital stock junior to the Series 7-A Preferred Stock and to the holders of the Common Stock by reason of their ownership thereof, a preference amount for each outstanding share of Series 7-A Preferred Stock held by such holder equal to (i) the Original Issue Price for that outstanding share of Series 7-A Preferred Stock plus (ii) an amount equal to declared but unpaid dividends on such share, if any, but only to the extent of the Company’s retained earnings. If upon any such Deemed Liquidation Event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series 7-A Preferred Stock the full amount to which they shall be entitled under this subsection, the holders of shares of Series 7-A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. In the event of any such Deemed Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of shares of Series 7-A Preferred Stock the remaining assets of the Company available for distribution to its stockholders shall be distributed among the holders of the shares of Series 7-A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such Deemed Liquidation Event. Nothing in this Section IV will be construed to adversely affect the rights, preferences, privileges or limitations of the holders of the Series 1-A Preferred Stock or the Series 2-A Preferred Stock upon a Deemed Liquidation Event or reduce the amount to which such holders are entitled under the Company’s Certificate of Incorporation or the Series 2-A Certificate of Designation (assuming for such purpose that no shares of Series 7-A Preferred Stock were then outstanding).

B. For purposes of this Section IV, a Deemed Liquidation Event shall be deemed to be occasioned by or to include (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, reorganization, merger or consolidation, excluding a merger solely to change the domicile of the Company) or (ii) a sale of all or substantially all of the assets of the Company; unless, in each case, the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold a majority of the voting power of the surviving or acquiring entity (a “Sale”). In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. The fair market value of common stock which is publicly traded on an exchange or the NASDAQ Global Market or Capital Market shall be the average of the daily market prices of that stock over the twenty (20) consecutive trading days immediately preceding (and not including) the date the Company or its stockholders receive such stock. The daily market price for each trading day shall be: (A) the Closing Price on that day on the principal exchange or NASDAQ on which such common stock is then listed or admitted to trading, as applicable; or (B) if no sale takes place on that day on such exchange or NASDAQ, the average of the official closing bid and asked prices for that stock. Otherwise, the fair market value of such consideration shall be determined in good faith by the Board and provided in writing by the Company to the holders of the Series 7-A Preferred Stock within five (5) days of the date of such determination; provided, however, that the fair market value of such consideration shall be determined by appraisal in accordance with the following provisions if the holders of at least two-thirds of the then outstanding Series 7-A Preferred Stock object in writing to the Board’s determination within fifteen (15) days of their receipt of notice of such determination by the Board. A single appraiser shall be selected jointly by the holders of a majority of the outstanding Series 7-A Preferred Stock and the Company. If the holders of the Series 7-A Preferred Stock and the Company are unable to agree on an appraiser within twenty (20) days of the Board receiving notice of such holders’ objection to the Board’s determination, each shall immediately appoint an appraiser who shall determine such fair market value. If the lower of the appraised fair market values is not less than ninety percent (90%) of the higher appraised fair market value, the final fair market value of such consideration shall be the average of the appraised values. If the lower of the appraised values is less than ninety percent (90%) of the higher appraised value, the original appraisers shall appoint a final appraiser who shall pick one of the two prior values determined by the first two appraisers. All appraisal reports shall be completed no later than sixty (60) days after the appointment of the appraiser engaged to render such appraisal. All appraisal fees and costs shall be paid by the Company; provided, however, that if the final appraised value is no more than ten percent (10%) higher than that determined by the Board, the appraisal fees and costs shall be subtracted from the liquidation preference to be paid to the holders of the Series 7-A Preferred Stock.

V. REDEMPTION

C. Redemption at the Option of the Company. The Company, at its option and upon the approval of a majority of the holders of the shares of Series 7-A Preferred Stock then-outstanding, may redeem any or all of the outstanding shares of Series 7-A Preferred Stock at any time upon five (5) business days’ prior written notice to each holder of shares of Series 7-A Preferred Stock (a “Company Redemption Notice”), at a price per share equal to the (i) Redemption Price then in effect plus (ii) an amount equal to any declared but unpaid dividends on such share (collectively, the “Redemption Amount”); provided, however, that if a holder of Series 7-A Preferred Stock has delivered a Notice of Conversion to the Company prior to its receipt of the Company Redemption Notice or delivers a Notice of Conversion within five (5) business days of the date of the Company Redemption Notice, the shares of Series 7-A Preferred Stock designated to be redeemed by the Company may be converted into Common Stock by such holder in accordance with the terms of this Certificate of Designation. In the event the Company elects to redeem less than all of the outstanding shares of Series 7-A Preferred Stock, the Company shall redeem shares of Series 7-A Preferred Stock on a pro rata basis among all holders of Series 7-A Preferred Stock, based on the number of shares of Series 7-A Preferred Stock held by each holder relative to the total number of shares of Series 7-A Preferred Stock outstanding as of the time of such redemption.

D. Redemption on a Triggering Event. If and as long as a Triggering Event shall have occurred and remain in effect, the holders of a majority of the outstanding shares of Series 7-A Preferred Stock shall have the right, at such holders’ option, to require the Company to redeem all of such holders’ shares of Series 7-A Preferred Stock at a price per share equal to the Original Issue Price plus an amount equal to any declared but unpaid dividends on such share (the “Holder Redemption Amount”) by delivery of written notice to the Company (a “Redemption Notice”).

E. Redemption Payments. The Company shall pay a holder of Series 7-A Preferred Stock the Holder Redemption Amount or the Redemption Amount, by check or wire transfer of immediately available funds, with respect to each share of Series 7-A Preferred Stock within (i) ten (10) business days of the Company’s receipt of a Redemption Notice or (ii) ten (10) business days of the Company’s delivery of a Company Redemption Notice, as the case may be. In the event the Company is not able to redeem all of the shares of Series 7-A Preferred Stock subject to Redemption Notices, the Company shall redeem shares of Series 7-A Preferred Stock from such holders pro rata, based on the total number of shares of Series 7-A Preferred Stock included by such holder in its Redemption Notice relative to the total number of shares of Series 7-A Preferred Stock in all Redemption Notices; provided, that the foregoing shall not be deemed to limit the Company’s obligation to purchase shares of Series 7-A Preferred Stock hereunder.

F. Capital Impairment. In the event that Section 160 of the DGCL would be violated by the redemption of any shares of Series 7-A Preferred Stock that are otherwise subject to redemption pursuant to Section V.B., the Company: (i) will redeem the greatest number of shares of Series 7-A Preferred Stock possible without violation of said Section pro rata among the shares of Series 7-A Preferred Stock which are subject to Redemption Notices; (ii) thereafter shall use its best efforts to take all necessary steps in order to remedy its capital structure in order to allow further redemptions without violation of said Section (and not take any action inconsistent with so remedying such capital structure); and (iii) from time to time thereafter as promptly as possible, shall redeem remaining shares of Series 7-A Preferred Stock at the request of the holders to the greatest extent possible without causing a violation of Section 160 of the DGCL.

VI. VOTING RIGHTS

G. The holder of each share of Series 7-A Preferred Stock shall have the right to one vote for each share of Common Stock into which such share of Series 7-A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded down to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

H. To the extent that under applicable law the vote of the holders of the Series 7-A Preferred Stock, voting separately as a class or series, as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of a majority of shares of the Series 7-A Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the Series 7-A Preferred Stock then outstanding (except as otherwise may be required by applicable law) shall constitute the approval of such action by the class.

VII. CONVERSION

I. Right to Convert. Each holder of Series 7-A Preferred Stock may, at its option, at any time and from time to time, convert any or all of its shares of Series 7-A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the Company (any such shares issued pursuant to this Section VII, the “Conversion Shares”) as is determined by dividing (i) the Original Issue Price of such shares plus any declared but unpaid dividends on such shares by (ii) the Conversion Price then in effect.

J. Automatic Conversion. At any time, each share of Series 7-A Preferred Stock outstanding shall be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing (i) the Original Issue Price of such share plus any declared but unpaid dividends on such share by (ii) the Conversion Price then in effect immediately upon the date specified by a written notice (“Automatic Election Notice”) delivered to the Company by the holders electing to effect the conversion that hold not less than the majority of the outstanding shares of the Series 7-A Preferred Stock. The Automatic Election Notice shall be delivered to the Company not less than ten (10) business days prior to the specified date of the automatic conversion. Within three (3) business days of receipt of the Automatic Election Notice, the Company shall provide written notice to all record holders of Series 7-A Preferred Stock of the election of such automatic conversion. Such notice shall state the date on which the automatic conversion shall occur and shall call upon the holders of Series 7-A Preferred Stock to deliver to the Company the certificates representing shares of Series 7-A Preferred Stock so converted (or, in lieu thereof, materials contemplated by Section VII.J., if applicable). Upon the delivery of such certificates (or, in lieu thereof, materials contemplated by Section VII.J., if applicable), the Company shall as soon as practicable, deliver to the transmitting holders (or at their direction) that number of shares of Common Stock issuable upon conversion of such shares of Series 7-A Preferred Stock being converted, dated as of the date of such conversion. Such conversion shall be deemed to have been made (and the shares of Common Stock issued) on the date of such automatic conversion, and the holders of the Series 7-A Preferred Stock so converted shall be treated for all purposes as the record holder or holders of such Common Stock as of the date of such conversion specified in the Automatic Election Notice.

K. Conversion by Company. The Company, at its option, may convert (a “Company Conversion”) all shares of the Series 7-A Preferred Stock into shares of Common Stock at the then applicable Conversion Price in the event of the consummation of (i) a Sale at a market valuation exceeding $100,000,000 or (ii) the sale of shares of Common Stock to the public at a market valuation exceeding $100,000,000 in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a

“Mandatory Redemption Trigger”) for the thirty (30) consecutive trading days prior to the mailing of the Company Conversion Notice (as defined below), provided, that no Triggering Event is in effect at the time of the mailing of such notice. Not less than ten (10) business days prior to the effective date of the Company Conversion, the Company shall provide written notice (a “Company Conversion Notice”) to all record holders of Series 7-A Preferred Stock of such Company Conversion. Such Company Conversion Notice shall state the date on which the Company Conversion shall occur and shall call upon the holders of Series 7-A Preferred Stock to deliver to the Company the certificates representing shares of Series 7-A Preferred Stock so converted (or, in lieu thereof, materials contemplated by Section VII.J., if applicable). Upon the delivery of such certificates (or, in lieu thereof, materials contemplated by Section VII.J., if applicable), the Company shall as soon as practicable, deliver to the transmitting holders (or at their direction) that number of shares of Common Stock issuable upon conversion of such shares of Series 7-A Preferred Stock being converted, dated as of the date of such conversion. Such Company Conversion shall be deemed to have been made (and the shares of Common Stock issued) on the date of such Company Conversion, and the holders of the Series 7-A Preferred Stock so converted shall be treated for all purposes as the record holder or holders of such Common Stock as of the date of such conversion specified in the Company Conversion Notice.

L. Mechanics of Conversion. In order to effect a conversion pursuant to Section VII.A, a holder of Series 7-A Preferred Stock shall fax, e-mail or otherwise deliver a copy of the fully executed notice of conversion (in substantially the form attached hereto as Exhibit A, the “Notice of Conversion”) to the Company or its transfer agent and shall surrender or cause to be surrendered personally or via a reputable overnight courier to the Company or its transfer agent the certificates representing the Series 7-A Preferred Stock being converted (the “Preferred Stock Certificates”) duly endorsed or accompanied by duly executed stock powers (or, in lieu thereof, materials contemplated by Section VII.J., if applicable). Upon the delivery of a Notice of Conversion, the Company shall as soon as practicable, deliver to the holder (or at its direction) (x) that number of shares of Common Stock issuable upon conversion of such shares of Series 7-A Preferred Stock being converted and (y) a certificate representing the number of shares of Series 7-A Preferred Stock not being converted, if any. Such conversion shall be deemed to have been made (and the shares of Common Stock issued) immediately prior to the close of business on the date of surrender of the Preferred Stock Certificates (or such other later date specified in the Notice of Conversion), and the person entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

M. Conversion Price Adjustments. The Conversion Price shall be subject to the following adjustments:

(1) Adjustment for Stock Splits and Combinations. If the Company at any time or from time to time after the Closing Date effects a subdivision of the Common Stock of the Company, by stock split or otherwise, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; and, conversely, if the Company at any time or from time to time after the Closing Date combines the outstanding shares of Common Stock, by reverse stock split or otherwise, the Conversion Price then in effect immediately before that combination shall be proportionately increased. Any adjustment under this Section VII.E(1) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Closing Date either makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (a) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance on the close of business on such record date, and (b) the denominator of which shall be (i) the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance as of the close of business on such record date plus (ii) the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date or date fixed therefor and thereafter the Conversion Price shall be adjusted pursuant to this Section VII.E(2) as of the time of actual payment of such dividend or distribution. For purposes of the foregoing formula, “the total number of shares of Common Stock issued and outstanding” on a particular date shall include shares of Common Stock issuable upon conversion of stock or securities convertible into Common Stock and the exercise of warrants, options or rights for the purchase of Common Stock which are outstanding on such date.

(3) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Closing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event, provision shall be made so that each holder of Series 7-A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereon, the amount and kind of securities of the Company which it would have received had such shares of Series 7-A Preferred Stock been converted into Common Stock as of the date of such event and had it thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it as aforesaid during such period, subject to all other adjustments called for during such period hereunder with respect to the rights of such holder.

(4) Adjustment for Recapitalization, Reclassification, or Exchange. If the Common Stock issuable upon the conversion of the Series 7-A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock of the Company, whether by recapitalization, reclassification or other exchange (other than a subdivision or combination of shares, or a stock dividend or a reorganization, merger, consolidation or sale of assets, provided for elsewhere in this Section VII.E), then and in any such event each holder of Series 7-A Preferred Stock shall be entitled to convert its shares of Series 7-A Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other exchange by holders of the number of shares of Common Stock into which the shares of Series 7-A Preferred Stock then held by such holder could be converted immediately prior to such recapitalization, reclassification or other exchange, all subject to further adjustment as provided herein.

(5) Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a subdivision or combination of shares or a stock dividend or a recapitalization, reclassification or other exchange of shares, provided for elsewhere in this Section VII.E or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s assets to any other person), then, as a part of such capital reorganization, provision shall be made so that each holder of Series 7-A Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Series 7-A Preferred Stock then held by such holder the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such capital reorganization, to which a holder of the number of shares of Common Stock deliverable upon such exercise would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section VII.E with respect to the rights of each holder of Series 7-A Preferred Stock, after the capital reorganization to the end that the provisions of this Section VII.E (including the number of shares deliverable upon conversion of the Series 7-A Preferred Stock) shall continue to be applicable after that event and shall be as nearly equivalent to the provisions hereof as may be practicable.

(6) Sale of Shares Below Conversion Price.

(a) If at any time or from time to time after the Closing Date, the Company issues or sells Additional Shares of Common Stock (as hereinafter defined), or securities convertible into or exchangeable for Additional Shares of Common Stock, in connection with a transaction (or series of related transactions) resulting in gross proceeds to the Company of at least $1,000,000 (a “Subsequent Financing”) for an Effective Price (as hereinafter defined) less than the then existing Conversion Price (i) on or before the one-year anniversary of the Closing Date, then the Conversion Price shall be reduced to an amount equal to such Effective Price effective as of the closing of such Subsequent Financing or (ii) at any time following the one-year anniversary of the Closing Date, then the Conversion Price shall be reduced, effective as of the closing of such Subsequent Financing, to a price determined by multiplying that Conversion Price by a fraction, the numerator of which shall be (A) the number of shares of Common Stock outstanding as of the close of business on the day preceding the closing of the Subsequent Financing (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of all rights, options or warrants or upon conversion of all securities convertible into or exchangeable for Common Stock (including the Series 1-A Preferred Stock, the Series 2-A Preferred Stock, Series 6-A Convertible Preferred Stock and the Series 5-A Convertible Preferred

Preferred Stock, and the Series 7-A Preferred Stock) outstanding as of the close of business on the day preceding the closing of the Subsequent Financing) plus (B) the number of shares of Common Stock which the aggregate consideration received (or by the express provisions hereof is deemed to have been received) by the Company for the total number of Additional Shares of Common Stock (or securities convertible into or exchangeable for Additional Shares of Common Stock) so issued would purchase at such Conversion Price (prior to such adjustment) and the denominator of which shall be (X) the number of shares of Common Stock outstanding immediately prior to the closing of the Subsequent Financing (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of all rights, options or warrants or upon conversion of all securities convertible into or exchangeable for Common Stock (including the Series 1-A Preferred Stock, the Series 2-A Preferred Stock, Series 6-A Convertible Preferred Stock and the Series 5-A Convertible Preferred Preferred Stock, and the Series 7-A Preferred Stock) outstanding as of the close of business on the day preceding the closing of the Subsequent Financing) plus (Y) the number of such Additional Shares of Common Stock issued or sold in the Subsequent Financing.

For the purpose of making any adjustment required under this Section VII.E(6), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash be computed at the amount of cash received by the Company, (B) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(b) For the purpose of the adjustment required under this Section VII.E(6), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price then in effect, then in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the

Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

(c) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed issued hereunder) by the Company after the Closing Date, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued upon conversion or exchange of the Series 7-A Preferred Stock or any other options or warrants or convertible securities outstanding or issuable on the Closing Date including, without limitation, the Warrants; (B) shares of Common Stock issued upon conversion or exchange of the Series 2-A Preferred Stock pursuant to Section 7 of the Certificate of Designation creating the Series 2-A Preferred Stock; (C) shares of Common Stock issued upon conversion or exchange of the Series 1-A Preferred Stock pursuant to Article 4, Section C.5 of the Certificate of Incorporation; (D) , shares of Common Stock issued upon conversion or exchange of the Series 6-A Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation creating the Series 6-A Convertible Preferred Stock and the Series 5-A Convertible Preferred Stock pursuant to Section 7 of the Certificate of Designation creating the Series 5-A Preferred Stock; (E) shares of Common Stock issuable or issued to the directors, officers and employees of or consultants to the Company pursuant to an equity incentive or stock option plan approved by the Board of Directors of the Company; (F) shares of Common Stock issuable or issued as part of an acquisition by the Company of all of or certain assets (including technology rights) or shares of another company or entity whether through a purchase, merger, exchange, reorganization or the like; and (G) shares of Common Stock issuable or issued pursuant to equipment financing or leasing arrangements. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional

Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section VII.E(6), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section VII.E(6), for such Additional Shares of Common Stock.

(7) Upon the occurrence of each adjustment or readjustment of the Conversion Price, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and shall prepare and furnish to the holders of Series 7-A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

N. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series 7-A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series 7-A Preferred Stock and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series 7-A Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Company’s Certificate of Incorporation.

O. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series 7-A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series 7-A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (determined as provided in Section IV.B).

P. Notices. Any notice required by the provisions of this Section VII to be given to the holders of shares of Series 7-A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, return receipt requested, and addressed to each holder of record at its address appearing on the books of the Company.

Q. Valid Issue. The Company will ensure that all Conversion Shares issued pursuant to this Section VII, if any, will be duly and validly issued, fully-paid and non-assessable, and free and clear of all encumbrances, liens, mortgages and any other rights of third parties whatsoever.

R. Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (x) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to the Company, or (y) in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date within twenty (20) business days’ from the Company’s receipt of the foregoing. However, the Company shall not be obligated to reissue such lost or stolen Preferred Stock Certificate(s) if a holder of Series 7-A Preferred Stock contemporaneously requests the Company to convert such Preferred Stock.

VIII. AMENDMENT

Any term relating to the Series 7-A Preferred Stock may be amended and the observance of any term relating to the Series 7-A Preferred Stock may be waived (either generally or in a particular instance) only with the vote or written consent of holders of a majority of the outstanding shares of the Series 7-A Preferred Stock. Any amendment so effected shall be binding upon the Company and any holder of the Series 7-A Preferred Stock.

IX. PROTECTIVE PROVISIONS

A. Prohibited Actions. So long as at least 25% of the authorized shares of Series 7-A Preferred Stock remain outstanding, the Company shall not, either directly or indirectly, without the vote or written consent by the holders of a majority of the outstanding shares of Series 7-A Preferred Stock, voting together as a single class:

(1) Amend, alter or repeal the provisions of the Series 7-A Preferred Stock in this Certificate of Designation, whether by merger, consolidation or otherwise, so as to adversely affect any right, preference, privilege or voting power of the Series 7-A Preferred Stock;

(2) Repurchase, redeem or pay dividends or effect any other distribution on, shares of the Company’s capital stock ranking junior to the Series 7-A Preferred Stock; or

(3) Amend the Certificate of Incorporation (including by way of a Certificate of Designation) or bylaws of the Company to change materially and adversely the rights, preferences, privileges or limitations of the Series 7-A Preferred Stock, provided, that the foregoing shall in no way limit the Company’s ability to authorize, create or issue any class of capital stock ranking senior (in terms of dividends, liquidation preference or redemption) to, or pari passu with, the Series 7-A Preferred Stock.

B. Preemptive Rights. Each holder of Series 7-A Preferred Stock shall have the right to participate on a pari passu, pro rata basis (which shall be calculated based on the total number of shares of Common Stock held by such holder on an as-converted, as-exercised basis, taking into account such holder’s ownership of Series 7-A Preferred Stock and any other shares of Common Stock, Preferred Stock, warrants, options or convertible securities held by such holder) in (1) any offer, arrangement or plan by the Company to repurchase, redeem, or exchange any shares of any class of capital stock; or (2) any offer, sale or issuance of capital stock (or securities convertible or exercisable into capital stock) by the Company.

X. NO REISSUANCE OF SERIES 7-A PREFERRED STOCK

No share or shares of Series 7-A Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be returned to the status of undesignated shares of Preferred Stock.

*    *    *

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 10th day of December, 2013.

FIRST PHYSICIANS CAPITAL GROUP, INC.

By:	/s/ Sean Kirrane
Name: Sean Kirrane
Title: Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

ATTN:	CHIEF EXECUTIVE OFFICER

CHIEF FINANCIAL OFFICER

The undersigned hereby irrevocably elects to convert (the “Conversion”) the number of shares of the Series 7-A Convertible Preferred Stock (the “Series 7-A Preferred Stock”) set forth below (the “Amount of Preferred Stock”), plus all declared and unpaid dividends thereof, into shares of common stock (“Common Stock”) of First Physicians Group, Inc. (the “Company”) according to the conditions of the Certificate of Designation, as of the date written below.

In the event of partial exercise, please reissue an appropriate certificate for the principal balance which shall not have been converted.

Date of Conversion: _______________________
Applicable Conversion Price: ________________
Amount of Preferred stock: __________________
Number of Shares of Common Stock to be Issued upon conversion: __________________________

Signature: ________________________________

Name: ___________________________________

Address: _________________________________

Fax Number (for confirmation): ______________

cc: [Transfer Agent]

ACKNOWLEDGED AND AGREED:

FIRST PHYSICIANS CAPITAL GROUP, INC.

BY:
NAME:
TITLE:	DATE: